Exhibit 10(j)

                             THE VALSPAR CORPORATTON
                                ANNUAL BONUS PLAN

PURPOSE:

The purpose of The Valspar Corporation Annual Bonus Plan is to more closely align the goals and motivation of selected Valspar employees with those of other Valspar shareholders and to provide such employees with a long-term capital appreciation opportunity. This purpose is accomplished by granting options to acquire Valspar stock based on the performance of the Participant and/or Valspar.

DEFINITIONS:

"Bonus Form" shall mean the form used from time to time by Valspar for Participants under the Plan for each Fiscal Year.

"Cash Bonus Amount" shall mean the amount determined for a Participant for a particular Fiscal Year as set forth in Section 2 below.

"Change of Control" shall be deemed to have occurred if (i) any person increases or decreases its percentage equity ownership in Valspar by more than twenty percentage points from that person's percentage equity ownership in Valspar on the date hereof or (ii) a majority of the members of the board of directors of Valspar were not nominated and approved by the board of directors as it existed prior to the election of such directors. For the purposes of this definition, a "person" shall include an individual, corporation, partnership, trust or other legal entity or any group of such persons acting in concert. In calculating the ownership interest of any person, all securities for which such person is a beneficial owner as that term is used in Rule 13d-3, as then in effect, under the Securities Exchange Act of 1934 shall be included.

"Compensation Committee" shall mean the compensation committee of the Board of Directors of Valspar as constituted from time to time; provided, however, each member of the Compensation Committee shall be a "disinterested person" within the meaning of Rule 16b-3, as then in effect, under the Securities Exchange Act of 1934.

"Disability" shall mean permanent disability AS that term is defined under the long term disability insurance coverage offered by Valspar to its employees at the time the determination is to be made.

"Eligible Employee" shall mean an Employee that the Compensation Committee has determined to permit to become a Participant.

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"Employee" shall mean each person who is an employee of Valspar which term shall include both full and part-time employees but shall not include independent contractors providing services to Valspar.

"Fiscal Year" shall mean the period corresponding with each of the fiscal years of Valspar.

"Option Plan" shall mean The Valspar Corporation 1991 Stock Option Plan.

"Participant" shall mean an Eligible Employee that has executed a Bonus Form and who remains a Participant pursuant to the provisions of Section 1 of the Plan.

"Plan" shall mean The Valspar Corporation Annual Bonus Plan, as set forth herein and as amended from time to time.

"Plan Administrator" shall mean the person or persons designated as such from time to time by the Compensation Committee. If no person is designated as the Plan Administrator, the Plan Administrator shall be the Secretary of Valspar.

"Retirement" shall mean the termination of employment with Valspar at any time after the Employee has attained the age of sixty years for any reason other than Termination for Cause.

"Stock" shall mean the common stock of Valspar, par value $.50 per share.

"Termination for Cause" shall mean the termination of employment with Valspar as a result of an illegal act, gross insubordination or willful violation of a Valspar policy by an Employee.

"Valspar" shall mean The Valspar Corporation, a Delaware corporation, with its principal offices in Minneapolis, Minnesota.


PLAN:

1.       Participants.

From time to time, the Compensation Committee shall determine the Employees who will be Eligible Employees under the Plan. As soon as possible after the Compensation Committee has made its determination, the Plan Administrator will notify each Eligible Employee of her/his eligibility. An Eligible Employee shall become a participant by executing a Bonus Form and filing it with the Plan Administrator. A Participant will cease being a Participant upon the earlier of
(i) her/his termination of employment with Valspar for any reason or (ii) a determination by the Compensation Committee that he/she shall no longer be an Eligible Employee.

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2.       Cash Bonus Amount.

Each Participant will be eligible to earn a Cash Bonus Amount calculated as a percentage of that Participant's base salary for the Fiscal Year based on the performance of the Participant and/or Valspar for such Fiscal Year as determined by the Participant and his/her supervisor and as recorded in writing in an individual bonus plan for such Participant. A Participant must be an Employee on the last day of the Fiscal Year to earn any Cash Bonus Amount.

3.       Nonstatutory Stock Options.

         (a) For each Fiscal Year, each Participant will be granted a nonstatutory stock option under the Option Plan. The number of shares of Stock included in the nonstatutory stock option will be determined by dividing a percentage of the participant's base salary by the average closing price of one share of Stock on the New York Stock Exchange for the ten business days immediately prior to the date on which the Cash Bonus Amount for such Fiscal Year was to be paid.

         (b) Each such option shall be evidenced by an option agreement between the Participant and Valspar which shall be prepared and executed as soon as possible after the determination of the number of shares of Stock to be covered by the option. The option agreement shall provide for an exercise price per share equal to the closing price of one share of Stock on the New York Stock Exchange on the day prior to the date on which the number of shares of Stock included in the nonstatutory stock option is determined, a term of ten years, vesting at the rate of 20% per year so that the option will be fully exercisable five years after the date of grant and will permit the option to be exercised by surrendering other shares of Stock owned by the Participant. The option agreement shall also provide for full vesting in the event that the Participant's employment with Valspar terminates as a result of death, Disability, Retirement or Change of Control. Except in the case of Termination for Cause, the option agreement shall permit the exercise of the vested portion of the option within thirty days (one year in the event of death) after the Employee's termination of employment with Valspar.

4.       Amendment and Termination.

The Board of Directors of Valspar or the Compensation Committee may, at any time, terminate this Plan or make such amendments as it deems advisable and in the best interests of Valspar; provided, however, that no such termination or amendment shall, without the consent of the Participant, materially adversely affect or impair the right of the Participant with respect to a Cash Bonus Amount that the Participant has already earned or a nonstatutory stock option that the Participant has already received.